ANNEX D - ICAHN VALUATION MEMORANDUM

                                 LAW DEPARTMENT
                             ICAHN ASSOCIATES CORP.
                            AND AFFILIATED COMPANIES
                          767 Fifth Avenue - 47th Floor
                            New York, New York 10153
                          Telephone No. (212) 702-4300
                             Fax No. (212) 688-1158


Marc Weitzen, General Counsel                         Direct Dial:  212-702-4388
                                                      Email:  mweitzen@sfire.com


                                  June 6, 2000


FEDERAL EXPRESS
Jerome Becker, Esq.
NYS Financing Agency
641 Lexington Avenue - 4th Fl.
New York, New York   10022

Dear Judge Becker:

         The meeting that we had last month concluded with you asking if we could provide you with the analyses behind Mr. Icahn's bid for the portion of Stratosphere Corporation which he does not now own. As you know, you have not supplied us with the Raymond James analysis, although we discussed with you and Raymond James their methodology, but not their specific conclusions.

         I have enclosed a copy of an internal memorandum showing why Mr. Icahn valued Stratosphere Corporation at $90 million when he made his bid. In connection with the preparation and review of the enclosure, Mr. Icahn has determined that he would be willing to raise his bid to a price which would value Stratosphere at $100 million. That would work out to a cash payment to each existing stockholder, other than affiliates of Mr. Icahn, of approximately $49.26 per share.

         I believe that after reviewing the enclosure and the fact that Mr. Icahn is willing to consider a $100 million valuation as a basis for the going private offer, a meeting between us may provide a basis for resolving this matter.

                                                              Very truly yours,

                                                              /s/ Marc Weitzen
                                                                  Marc Weitzen

                               INTERNAL MEMORANDUM



June 2, 2000



Icahn Associates determined a fair valuation for Stratosphere Corporation using several methodologies. First, our initial offer represented a greater than 110% premium to the prevailing market price for the Company's shares at the time. This premium is three to four times greater than the average premium paid in mergers and acquisitions. Second, we valued the Company based on the 1999 EBITDA of $11.8 million and used the following methods:

a)       A comparison with other publicly traded gaming companies:
         ---------------------------------------------------------
     For this analysis, we analyzed 11 publicly traded gaming companies including Aztar Corporation, Sun International Hotels and Station Casinos. On an enterprise value to trailing EBITDA basis, these comparables trade for 7.4x EBITDA on average. Applying a 7.4x multiple to Stratosphere's 1999 EBITDA of $11.8 million derives an enterprise value of $86.7 million. These multiples are high for Stratosphere given that most of these companies are bigger companies (greater financial durability), have more than one casino property in a variety of locations (more geographic diversity), and their casinos in Las Vegas are in better locations than the Stratosphere (better traffic in the Las Vegas market).

b)       A comparison with other transactions in the gaming industry:
         ------------------------------------------------------------
     We also based our valuation on more than 15 transactions in the gaming industry completed over the past five years. The average multiple paid in these transactions was 7.2x trailing EBITDA. Using this multiple, Stratosphere's enterprise value is $85.1 million on a trailing EBITDA basis.

By averaging the valuations derived from these valuation methodologies, we determined an enterprise value for Stratosphere Corporation of $86 million. After adding back $14 million of non-restricted cash, net of the debt and capital leases, the equity value is $100 million. However, we believe this historical valuation is overly generous for the reasons stated in a) above and given the soft, first-quarter 2000 results. Therefore, we discounted the $100 million equity valuation by 10% to derive our $90 million equity valuation.

Regarding the concept of compensating the current minority shareholders for the future expansion and improvements to the Stratosphere, we have attempted to value the Company with the 1,000 room expansion. Using the same methodologies, we derived an average enterprise value of $151 million on an estimated, present value basis for 1999. However, to derive the equity value, we must subtract the $71.3 million of incremental debt used to construct these new rooms. Subtracting this debt leaves an equity value of $94 million ($46.07 per share). Therefore, even with the room expansion valuation, we believe that a fair equity value for the Company is between $80 million and $100 million.



VALUATION SUMMARY
($ in millions)
                                                     Financial
         Methodology             Parameter           Data            Relevant Multiple           Enterprise Value Range
         ------------
Assuming no Additional Rooms                                       Low(3)  Average  High(3)   Low     Average   High

Comparable Company Analysis      1999 Act. EBITDA    $11.8         6.4 x   7.4 x    8.4 x     $74.9   $ 86.7   $ 98.4

Comparable Transaction Analysis  1999 Act. EBITDA    $11.8         6.2 x   7.2 x    8.2 x     $73.4   $ 85.1   $ 96.9
                                                                                              -----   ------   ------
                                                                   AVERAGE........            $74.2   $ 85.9   $ 97.7
                                                                   Plus Net Cash (Debt)....   $14.2   $ 14.2   $ 14.2
                                                                                              -----   ------   ------
                                                                   Equity Value............   $88.4   $100.1   $111.9
                                                                   Per Share...............   $43.53  $ 49.32  $ 55.11

Assuming 1,000 Additional Rooms

Comparable Company Analysis      1999 Pro Forma EBITDA  $20.7 (1) 6.4 x   7.4 x    8.4 x     $131.9    $152.6   $173.3

Comparable Transaction Analysis  1999 Pro Forma EBITDA  $20.7     6.2 x   7.2 x    8.2 x     $129.2    $149.9   $170.6
                                                                                             ------    -----    -------
                                                                   AVERAGE.................  $130.6    $151.3   $172.0
                                                                   Plus Net Cash (Debt).... ($ 57.7)  ($57.7)  ($ 57.7)(2)
                                                                                            -------    ------   ---------
                                                                   Equity Value............  $ 72.8    $93.5    $114.2
                                                                   Per Share...............  $ 35.88   $46.07   $ 56.26


                                                                   AVERAGE OF TWO..........  $102.4   $118.6    $134.8
                                                                   Plus Net Cash (Debt)....  ($21.8)  ($21.8)  ($ 21.8)
                                                                                             -------  -------   -------
                                                                   Equity Value............   $80.6    $96.8     $113.0
                                                                   Per Share...............   $39.70   $47.70     $55.69


(1) Represents the base 1999 plus the present value of the incremental 1,000 room EBITDA in 2002, discounted at 10%. (2) Includes $72 million of incremental capex needed to build the 1,000 new rooms. (3) High and low multiples represent a +1.0 and -1.0 spread from the average multiple.



COMPARABLE COMPANY ANALYSIS


                         Ticker    Price         Hi        Low    Shares    Market Cap   Net Debt   Ent. Value   Revenues EBITDA
                         ------    -----         --        ---    ------    --------     --------   ----------   -------- ------
Gaming Companies
  Pinnacle Entertainment    PNK    $20.25       $24.06   $13.19   26.3       $  532      $  379        $  911     $  707     $107
  Boyd Gaming               BYD    $ 4.81       $ 7.38   $ 4.25   62.2       $  299      $  898        $1,197     $  987     $212
  Riviera Holdings          RIV    $ 7.63       $ 8.13   $ 3.88    3.9       $   30      $  177        $  207     $  158     $ 26
  Isle of Capri             ISLE   $14.06       $16.25   $ 5.94   30.3       $  426      $  450        $  876     $  595     $131
  Hollywood Casino          HWD    $ 4.63       $ 5.50   $ 1.06   25.0       $  115      $  425        $  541     $  307     $ 59
  Sun International Hotels  SIH    $18.38       $47.94   $15.75   33.6       $  617      $  507        $1,124     $  551     $177
  Station Casinos           STN    $27.69       $29.44   $15.88   40.3       $1,117      $  869        $1,986     $  942     $243
  Trump Hotel and Casinos   DJT    $ 2.56       $ 6.81   $ 2.38   22.1       $   57      $1,812        $1,869     $1,349     $217
  Aztar Corp                AZR    $12.25       $12.69   $ 6.38   41.6       $  510      $  429        $  939     $  821     $144
  Ameristar Casinos         ASCA   $ 4.19       $ 4.50   $ 3.00   20.4       $   85      $  240        $  326     $  300     $ 50
  Argosy                    AGY    $16.94       $17.44   $ 5.25   28.4       $  481      $  277        $  758     $  595     $112






                         EPS           EPS                          EV /        P/E        P/E                   Net Debt/  EBITDA
                         1999 Act.     2000E   LT Growt  BV     EBITDA  Rev   1999 Act.   2000E     PEG    P/B    EBITDA    Margin
                        ---------      -----   -------   --     ----------    --------    ----      ---    ---    -------   -------
Gaming Companies
 Pinnacle
 Entertainment          $0.98        $1.03     25.2%    $281    8.5x   1.3x    20.8x      19.7x     0.8x   1.9x    3.6x     15.1%
 Boyd Gaming            $0.70        $0.74     12.5%    $267    5.6x   1.2x     6.9x       6.5x     0.6x   1.1x    4.2x     21.5%
 Rivera Holdings           NA           NA       NA     $ 28    8.1x   1.3x       NA         NA       NA   1.1x    6.9x     16.2%
 Isle of Capri          $1.08        $1.31     23.5%    $ 82    6.7x   1.5x    13.0x      10.7x     0.6x   5.2x    3.4x     22.0%
 Hollywood Casino          NA           NA       NA       NA    9.2x   1.8x       NA         NA       NA     NA    7.3x     19.0%
 Sun International
 Hotels                 $2.16        $2.41     17.3%    $851    6.3x   2.0x     8.5x       7.6x     0.5x   0.7x    2.9x     32.1%
 Station Casinos        $1.13        $1.88     17.3%    $217    8.2x   2.1x    24.5x      14.7x     1.4x   5.2x    3.6x     25.8%
 Trump Hotel and
 Casinos               -$1.43       -$0.76     17.3%    $153    8.6x   1.4x       NM         NM       NM   0.4x    8.3x     16.1%
 Aztar Corp.            $0.45        $0.92     20.5%    $425    6.5x   1.1x    27.2x      13.4x     1.3x   1.2x    3.0x     17.5%
 Ameristar Casinos      $0.08        $0.60      5.0%    $ 68    6.5x   1.1x       NM       7.0x       NM   1.3x    4.8x     16.7%
 Argosy                 $1.37        $1.69     17.3%    $105    6.8x   1.3x    12.4x      10.0x     0.7x   4.6x    2.5x     18.8%

                  MAXIMUM                      25.2%            9.2x   2.1x    27.2x      19.7x     1.4x   5.2x    8.3x     32.1%
                  MINIMUM                       5.0%            5.6x   1.1x     6.9x       6.5x     0.5x   0.4x    2.5x     15.1x
                  AVERAGE                      19.1%            7.4x   1.5x    16.2x      11.2x     0.8x   2.3x    4.6x     20.1%


(1)      Estimates by Bank of America report from April 2000.



COMPARABLE TRANSACTION ANALYSIS*

Date              Acquirer                           Target                                      LTM
----              --------                           ------                                      ---
12/10/99          Penn National Gaming               Hollywood Park Assets
10/6/99           Isle of Capri                      Lady Luck Gaming Corp
8/20/99           Lady Luck Gaming Corp              Lady Luck Hotel & Casino
8/16/99           Harrah's                           Players                                     6.6x
8/2/99            Lady Luck Gaming Corp              Miss Marquette Properties                   5.4x
7/8/99            AB Capital                         Dubuque Diamond Joe                         5.5x
6/28/99           Boyd                               Blue Chip                                   4.1x
4/27/99           Park Place Entertainment           Caesars World                               9.4x
12/31/98          Park Place Entertainment           Grand Casinos Miss. Assets                  5.9x
11/9/98           MGM Grand                          Primadonna Resorts                          6.7x
9/2/98            Horshoe Gaming LLC                 Empress Entertainment                       7.1x
8/10/98           Harrah's                           Rio Hotel & Casino                          8.6x
6/1/98            Harrah's Entertainment             Showboat                                    9.9x
2/24/98           Starwood Lodging Trust             ITT Corporation                            13.4x
2/19/98           Hollywood Park                     Casino Magic                                6.8x
2/1/98            Colony Capital                     Harvey's Resorts
10/30/97          Boyd Gaming                        Treasure Chest                              4.3x
12/18/96          Hilton Hotels Corp                 Bally Entertainment                        11.0x
12/5/96           Boyd Gaming                        Par-A-Dice                                  5.1x
10/30/96          Hollywood Park                     Boomtown                                    6.7x
10/9/96           Ameristar Casinos                  Gem Gaming                                  4.6x
6/20/95           Circus Circus Enterprises          Goldstrike Casinos                            NA
3/2/95            ITT Corporation                    Ceasars World                               9.3x

                  MAXIMUM                                                                       13.4x
                  MINIMUM                                                                        4.1x
                  AVERAGE                                                                        7.2x



*Based on Bear Stearns and Salomon Smith Barney analyses.